Exhibit 99.2

Highlands Bankshares, Inc. Announces Appointment of John H. Gray as Chief Financial Officer
PR Newswire
ABINGDON, Va., April 26, 2017
ABINGDON, Va., April 26, 2017 /PRNewswire/ -- Highlands Bankshares, Inc. (OTCQX: HLND) announced today the appointment of John H. Gray as executive vice president and chief financial officer of both the parent company and its banking subsidiary, Highlands Union Bank, subject to regulatory approvals.  Gray will report to Timothy K. Schools, president and chief executive officer, and will assume the duties previously held by Jim Edmondson, who recently announced his resignation to pursue a new opportunity.  Edmondson will remain with the Company through May 12th to assist with the transition and ensure a smooth transfer of responsibilities.
"We are very excited to have John join our team," said Tim Schools.  "John's appointment follows an extensive search and evaluation of a number of highly qualified individuals.  With his substantial financial and operational experience in one of the industry's most highly regarded and disciplined organizations and more recently at one of the industry's most successful recapitalization and consolidation stories, John will play a leading role in the development and execution of Highlands' strategic plan. He is a great fit for our performance orientation, customer service focus, and fun culture."
"I also want to thank Jim Edmondson for his 20 years of service and commitment to Highlands," said Schools.  "He has invested a tremendous amount of time in the Company and is well respected among our employees.  Personally, I appreciate his support as we have transformed Highlands over the last year.  He will be missed."
Gray joins Highlands from Yadkin Financial Corporation, where he managed the accounting function as Corporate Controller. He joined Yadkin in 2014 and was responsible for accounting policy, general accounting, SEC reporting, and acquisition accounting in addition to being involved in the external audit. He began his career at First Citizens BancShares, Inc. where his involvement over 29 years included accounting policy, financial reporting and analysis, regulatory and SEC reporting, external audit support, and acquisition accounting.
Gray is a native of Raleigh, North Carolina, received his bachelor's degree in accounting from the University of North Carolina at Chapel Hill, and is a Certified Public Accountant. He is an active member and has held several leadership roles at Christ Episcopal Church and is a former board member of Arts Together, Inc. and the Food Bank of Central and Eastern North Carolina.
About Highlands
Highlands provides a relationship-based and highly personal banking experience to small to mid-sized private businesses, professionals, and other individuals.  Focused on providing value to each and every customer, Highlands delivers banking services through highly skilled employees, digital channels, as well as 14 branches located in Western North Carolina, Eastern Tennessee, and Southwest Virginia.  For more information about Highlands, visit the company's website at hubank.com